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                                                                 EXHIBIT 99.1

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                  TRACTOR SUPPLY COMPANY REPORTS THIRD QUARTER
                              SALES INCREASE OF 22%
                     - COMPANY UPDATES FULL YEAR GUIDANCE -
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Nashville, Tennessee, September 30, 2003 - Tractor Supply Company (NASDAQ:
TSCO), the largest retail farm and ranch store chain in the United States, today announced sales for its third quarter and nine months ended September 27, 2003.

THIRD QUARTER
For the quarter, net sales increased 21.9% over last year to $361.2 million. Same-store sales for the quarter rose approximately 13.5% versus a 7.7% increase in the third quarter last year. This strong same-store sales improvement was across nearly all product categories and resulted from a combination of the following:

         - Aggressive pricing to regain sales momentum after the softer than expected sales in the second quarter.

         - Strong sales of spring seasonal products, including riding mowers and lawn tractors.

         - Sales resulting from emergency response to storms (primarily generator and pump sales).

Lower margins on these sales, together with a return to more normal vendor funding compared to 2002, had an adverse impact on the gross margin percentage for the quarter. Excluding emergency response and seasonal products, third quarter same-store sales increased approximately 11.4%. Diluted earnings per share for the quarter are expected to be approximately in line with the consensus analyst estimate of $0.28.

YEAR-TO-DATE
For the first nine months, net sales increased 22.9% over last year to $1,084.4 million. Same-store sales rose approximately 6.0% versus a 10.7% increase in the first nine months of 2002. The Company has opened 29 new stores compared to 111 new stores in the prior year, when the Company substantially expanded its store base largely due to its purchase of property and lease rights from Quality Stores, Inc.

Joe Scarlett, Chairman and Chief Executive Officer of Tractor Supply Company, stated, "Although we faced certain shifts in our sales and margins for the first nine months of 2003, we achieved year-to-date same-store sales growth of approximately 6% and are projecting third quarter and year-to-date earnings that are in line with expectations. Based upon our performance through the third quarter, as well as positive initial trends in our higher margin winter categories, we are optimistic as we look to the balance of the year. We are therefore increasing our full year projections for sales to $1,415 to $1,445 million and net income to $53.5 to $54.9 million, inclusive of the cumulative effect of the change in accounting recorded in the first quarter."

EARNINGS CONFERENCE CALL
The Company intends to release its full third quarter results after the market closes on Monday, October 13, 2003. In conjunction with this release, the management of Tractor Supply Company will host a conference call at 9 a.m. Eastern Time on Tuesday, October 14, 2003, which will be simultaneously broadcast live over the Internet and can be accessed on the http://www.mytscstore.com website.

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At September 27, 2003, Tractor Supply Company operated 462 stores in 30 states, focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as, tradesmen and small businesses. Stores are located in towns outlying to major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) livestock and pet products, including everything necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck, trailer and towing products; and (6) work clothing for the entire family.


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Footnotes:
All comparisons to prior periods are to the respective period of the prior fiscal year unless the context specifically indicates otherwise.

As with any business, all phases of the Company's operations are subject to influences outside its control. This information contains certain forward-looking statements. These statements include reference to certain factors, any one, or a combination, of which could materially affect the results of the Company's operations. These factors include general economic cycles affecting consumer spending, weather factors, operating factors affecting customer satisfaction, consumer debt levels, pricing and other competitive factors, the ability to attract, train and retain qualified associates, the ability to identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the timing and acceptance of new products in the stores, the mix of goods sold, the continued availability of favorable credit sources, capital market conditions in general and the seasonality of the Company's business. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


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